Exhibit 10.75

Consulting Agreement

Consulting Agreement made as of May 1, 2004 between Senetek PLC, a company registered under the laws of England with its principal place of business at 620 Airpark Road, Napa, California 94558 (“Senetek” and, together with its subsidiaries, the “Company”) and Mr. Stewart Slade, an individual residing at 65 Moorlands, Welwyn Garden City, Herts AL7 4QJ, England (“Consultant”).

The Company wishes to retain the Consultant to provide consulting services to the Company with respect to its Invicorp™ drug and Reliaject™ injector device, and the Consultant wishes to be so retained by the Company.

Accordingly, Senetek and Consultant hereby agree as follows:

1. Consulting Services. Senetek hereby retains Consultant to provide consulting, advisory and other services to the Company in connection with the handling, development, evaluation, testing and regulatory compliance of Company’s proprietary drug Invicorp and its related proprietary automatic injection device Reliaject (the “Consulting Services”) and Consultant hereby agrees to provide the Consulting Services, all on the terms and conditions hereof. The Consulting Services shall specifically include, but not be limited to:

a) The timely handling of all aspects of inquiries by the MHRA re Senetek’s named patient supply program (“NPSP”) of Invicorp 1 and 2;

b) The sign-off of all shipments of Invicorp 1 and 2 under the NPSP, and

c) Assisting with information requests made by MHRA and prospective licensees of Invicorp and/or Reliaject.

The Consulting Services shall be performed by the Consultant or by such other person as the parties shall agree. The Consulting Services shall be performed at such place or places and at such time or times as the parties may agree. Consultant shall not be committed to provide Consulting Services for in excess of three (3) calendar days per calendar week during the Term (as hereinafter defined).

2. Consulting Term. The term of this Agreement (the “Term”) shall commence as of the date first set forth above and shall continue until thirty (30) days after either party gives written notice of termination, such notice not to be given sooner than June 30, 2004.

3. Consulting Fee; Expense Reimbursement. During the Term through July 31, 2004, the Company shall pay fees at the rate of UK£5,000 per calendar month, payable monthly in arrears after invoicing by the Consultant. If the Term continues beyond July 31, 2004, the Company shall pay fees at the rate of UK Pounds 400 per day of Consulting

Services provided. All such fees, together with VAT or like imposts if applicable, shall be paid by check to the order of Consultant, referencing this Agreement and forwarded to Consultant at his address set forth above or such other address as he may furnish from time to time. The Company shall reimburse Consultant for reasonable travel and hotel expenses or temporary living expenses if approved by the Company in advance within 28 days of Consultant submitting an itemized statement of expense reimbursement due. All such reimbursements shall be paid by check to the order of Consultant forwarded to him at his address set forth above or such other address as he may furnish from time to time. Consultant shall be solely responsible for payment of any and all income taxes due with respect to Consultant’s receipt of all amounts paid hereunder. Consultant acknowledges that the Consulting fees and expense reimbursement provided for hereunder are the only compensation to which Consultant or any other party shall be entitled, by contract or otherwise, in consideration of providing the Consulting Services, and Consultant hereby waives and releases any and all other claims against the Company or any of its officers, directors, employees or representatives (“Representatives”).

4. Confidentiality. In connection with furnishing Consulting Services, Consultant agrees to comply with all of the provisions of the form of Confidentiality and Non-Disclosure Agreement annexed hereto with respect to Confidential Information of Senetek to the same extent as if he were a “Recipient” signatory thereto.

5. Status of Parties. Consultant acknowledges that Consultant’s status, as respects the Company and any third parties with which Consultant may come in contact, is that of a consultant and independent contractor and not an officer, employee or agent of the Company. Consultant agrees not to hold himself out as or represent himself as being, in performing Consulting Services or otherwise, authorized to make any representation or commitment on behalf of the Company or any statement to representatives of the general, business or scientific press on behalf of or for attribution to the Company, whether or not for publication.

6. Governing Law and Jurisdiction. This Agreement shall be governed by and construed and enforceable in accordance with the laws of the State of California applicable to agreements between residents thereof to be wholly performed therein, and the parties irrevocably submit to the exclusive jurisdiction of the courts of that State for the resolution of any disputes hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first set forth above.

SENETEK PLC		CONSULTANT

By:	/s/ [ILLEGIBLE]	/s/ Stewart Slade
Stewart Slade

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